Exhibit 23.2
Form S-8
Bio-Path Holdings, Inc.
File No. 000-53404

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Bio-Path Holdings, Inc. 2007 First Amended Stock Incentive Plan of our report dated November 22, 2007, with respect to the consolidated financial statements of Ogden Golf Co. Corporation (now known as Bio-Path Holdings, Inc.) and the effectiveness of internal control over financial reporting of Ogden Golf Co. Corporation (now known as Bio-Path Holdings, Inc.) included in its Annual Report (Form 10-KSB) for the year ended June 30, 2007, filed with the Securities and Exchange Commission.

/s/ Spector, Wong & Davidian, LLP

Pasadena, CA
December 8, 2008